Description of Registrant’s Securities Registered
Pursuant to Section 12 of the Exchange Act of 1934

The following summarizes general terms and provisions that apply to the Class E Subordinate Voting Shares (the “Fixed Shares”), the Class D Subordinate Voting Shares (the “Floating Shares”, and together with the Fixed Shares, the “Subordinate Voting Shares”), and the Class F Multiple Voting Shares (the “Fixed Multiple Shares”, together with the Subordinate Voting Shares, the “Company Shares”) of the Company as of December 31, 2021. The summary of the general terms and provisions of the Company Shares set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Articles of Incorporation (“Articles”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. For additional information, please read the Articles and the applicable provisions of the Business Corporations Act (Ontario).

Per the Company’s Articles, the Company is authorized to issue an unlimited number of Fixed Shares, an unlimited number of Floating Shares and 117,600 Fixed Multiple Shares, without nominal or par value.

Class E Subordinate Voting Shares (Fixed Shares)

Holders of Fixed Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Fixed Shares are entitled to one vote in respect of each Fixed Share held.

As long as any Fixed Shares remain outstanding, the Company may not, without the consent of the holders of the Fixed Shares by separate special resolution, alter or amend its Articles if the result would prejudice or interfere with any right or special right attached to the Fixed Shares.

The holders of Fixed Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time, provided that at any particular time in the period from the Acquisition Effective Time as defined in the Arrangement Agreement between the Company and Canopy Growth Corporation dated April 18, 2019, as amended on May 15, 2019 and September 23, 2020 (the “Arrangement Agreement”) until the earlier to occur of the Acquisition Date (as defined in the Arrangement Agreement) and the End Date (as defined in the Arrangement Agreement), the aggregate amount of dividends per Fixed Share declared from the Effective Date until such particular time shall not exceed the product obtained when (i) the aggregate amount of dividends, per share, declared by Canopy Growth Corporation (or any successor thereto) on its common shares from the Effective Date until such particular time, is multiplied by (ii) the Exchange Ratio (as defined in the Arrangement Agreement).

The directors may declare no dividend payable in cash or property on the Fixed Shares unless the directors simultaneously declare a dividend payable in cash or property on: (x) the Floating Shares, in an amount per Floating Share equal to the amount of the dividend declared per Fixed Share; and (y) the Fixed Multiple Shares, in an amount per Fixed Multiple Share equal to the amount of the dividend declared per Fixed Share.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Fixed Shares are entitled to participate pari passu with the holders of Floating Shares and Fixed Multiple Shares, with the amount of such distribution per Fixed Share equal to each of: (i) the amount of such distribution per Floating Share; and (ii) the amount of such distribution per Fixed Multiple Share.

There may be no subdivision or consolidation of the Fixed Shares unless, simultaneously, the Floating Shares and Fixed Multiple Shares are subdivided or consolidated utilizing the same divisor or multiplier.

Class D Subordinate Voting Shares (Floating Shares)

Holders of Floating Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Floating Shares are entitled to one vote in respect of each Floating Share held.

As long as any Floating Shares remain outstanding, the Company may not, without the consent of the holders of the Floating Shares by separate special resolution, alter or amend its Articles if the result would prejudice or interfere with any right or special right attached to the Floating Shares.

The holders of Floating Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time, provided that at any particular time in the period from the Acquisition Effective Time (as defined in the Arrangement Agreement) until the earlier to occur of the Acquisition Date (as defined in the Arrangement Agreement) and the End Date (as defined in the Arrangement Agreement), the aggregate amount of dividends per Floating Share declared from the Effective Date until such particular time shall not exceed the product obtained when (i) the aggregate amount of dividends, per share, declared by Canopy Growth Corporation (or any successor thereto) on its common shares from the Effective Date until such particular time, is multiplied by (ii) the Exchange Ratio (as defined in the Arrangement Agreement).

The directors may declare no dividend payable in cash or property on the Floating Shares unless the directors simultaneously declare a dividend payable in cash or property on: (x) the Fixed Shares, in an amount per Fixed Share equal to the amount of the dividend declared per Floating Share; and (y) the Fixed Multiple Shares, in an amount per Fixed Multiple Share equal to the amount of the dividend declared per Floating Share.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Floating Shares are entitled to participate pari passu with the holders of Fixed Shares and Fixed Multiple Shares, with the amount of such distribution per Floating Share equal to each of: (i) the amount of such distribution per Fixed Share; and (ii) the amount of such distribution per Fixed Multiple Share.

There may be no subdivision or consolidation of the Floating Shares unless, simultaneously, the Fixed Shares and Fixed Multiple Shares are subdivided or consolidated utilizing the same divisor or multiplier.

Fixed Multiple Shares

Holders of Fixed Multiple Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Fixed Multiple Shares are entitled to 4,300 votes per Fixed Multiple Share, and each fraction of a Fixed Multiple Share shall entitle the holder to the number of votes calculated by multiplying the fraction by 4,300 and rounding the product down to the nearest whole number.

Fixed Multiple Shares provide voting control of the Company to Kevin Murphy, the Company’s Founder and Chairman of the Board of Directors. As long as any Fixed Multiple Shares remain outstanding, the Company will not, without the consent of the holders of the Fixed Multiple Shares by separate special resolution, alter or amend its Articles if the result would be to prejudice or interfere with any right or special right attached to the Fixed Multiple Shares, or affect the rights or special rights of the holders of Fixed Shares, Floating Shares and Fixed Multiple Shares on a per share basis as provided in the Articles. Consent of the holders of a majority of the outstanding Fixed Multiple Shares is required for any action that authorizes or creates shares of any class or series having preferences superior to or on a parity with the Fixed Multiple Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Fixed Multiple Shares has one vote in respect of each Fixed Multiple Share held.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Fixed Multiple Shares are entitled to participate pari passu with the holders of Fixed Shares and Floating Shares, in an amount equal to: (i) the amount of such distribution per Fixed Share; and (ii) the amount of such distribution per Floating Share; and each fraction of a Fixed Multiple Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole Fixed Multiple Share.

No dividend may be declared on the Fixed Multiple Shares unless the Company simultaneously declares dividends: (i) on the Fixed Shares, in an amount equal to the dividend declared per Fixed Multiple Share; and (ii) on the Floating Shares, in an amount equal to the dividend declared per Fixed Multiple Share. Holders of fractional Fixed Multiple Shares shall be entitled to receive any dividend declared on the Fixed Multiple Shares, in an amount equal to the dividend per Fixed Multiple Share multiplied by the fraction thereof held by such holder.

There may be no subdivision or consolidation of the Fixed Multiple Shares unless, simultaneously, the Fixed Shares and Floating Shares are subdivided or consolidated utilizing the same divisor or multiplier.
Each Fixed Multiple Share is convertible, at the option of the holder, into one Fixed Share. Each Fixed Multiple Share will automatically convert, without any action on the part of the holder thereof, into Fixed Shares on the basis of one Fixed Share for one Fixed Multiple Share upon the earliest of the date that (i) the aggregate number of Fixed Multiple Shares held by the holder of Fixed Multiple Shares together with its affiliates are reduced to a number which is less than fifty percent (50%) of the aggregate number of Fixed Multiple Shares held by such holder together with its affiliates on the date of completion of the Transaction (defined as the High Street Capital Partners, LLC (“High Street”) reverse take-over of Applied Inventions Management, Inc.), (ii) the aggregate number of units of High Street (“High Street Units”) held by the holder of Fixed Multiple Shares together with its affiliates are reduced to a number which is less than fifty percent (50%) of the aggregate number of High Street units held by such holder together with its affiliates on the date of completion of the Transaction and (iii) is five (5) years following completion of the Transaction.

Coattail Agreement

The Company, Odyssey Trust Company (in such capacity, the “Trustee”), as trustee for the benefit of the holders of the Subordinate Voting Shares of the Company (the “Holders”), Mr. Murphy and Murphy Capital, LLC (together, the “MVS Shareholders”) entered into a coattail agreement dated November 14, 2018, as amended and restated on September 23, 2020 (the “Coattail Agreement”) under which the MVS Shareholders, as the only holders of Fixed Multiple Shares, and holders of High Street Units, are prohibited from selling, directly or indirectly, any Fixed Multiple Shares or High Street Units pursuant to a takeover bid, if applicable securities legislation would have required the same offer to be made to the Holders had the sale been a sale of Fixed Shares or Floating Shares rather than Fixed Multiple Shares or High Street Units.

The prohibition does not apply if a concurrent offer is made to (a) purchase Fixed Shares if: (i) the price per Fixed Share under such concurrent offer is at least as high as (A) the highest price to be paid for the Fixed Multiple Shares or, (B) 70% of the highest price per share to be paid for the High Street Units, assuming their conversion into Fixed Shares; (b) purchase Floating Shares if: (ii) the price per Floating Share under such concurrent offer is at least as high as (A) 42.86% of the highest the price to be paid for the Fixed Multiple Shares or, (B) 30% of the highest price per share to be paid for the High Street Units, assuming their conversion into Floating Shares; (c) the percentage of Fixed Shares and Floating Shares to be taken up under such concurrent offer is at least as high as the percentage of Fixed Multiple Shares or High Street Units to be sold; (d) such concurrent offer is unconditional, other than the right not to take up and pay for any Fixed Shares and Floating Shares tendered if no Fixed Multiple Shares or High Street

Units are purchased; and (e) such concurrent offer is in all other material respects identical to the offer for Fixed Multiple Shares or High Street Units.

In addition, the Coattail Agreement does not apply to prevent the sale or transfer of High Street Units to Mr. Murphy and members of his immediate family, or a person or company controlled by Mr. Murphy or a member of his immediate family.
If Holders representing not less than 10% of the then outstanding Fixed Shares or Floating Shares, as applicable, determine that the MVS Shareholders or the Company have breached or intend to breach any provision of the Coattail Agreement, they may by written requisition require the Trustee to take such action as is specified in the requisition in connection with the breach or intended breach, and the Trustee is to forthwith take such action or any other action it considers necessary to enforce its rights under the Coattail Agreement on behalf of the Holders. The obligation of the Trustee to take such action on behalf of the Holders is conditional upon the provision to the Trustee of such funds and indemnity as it may reasonably require in respect of any costs or expenses it may incur in connection with such action. Holders may not institute any action or proceeding, or exercise any other remedy to enforce rights under the Coattail Agreement unless they have submitted such a requisition, and provided such funds and indemnity, to the Trustee, and the Trustee shall have failed to act within 30 days of receipt thereof.

Change of Control

In the event of any business consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving Canopy Growth Corporation, or a sale or conveyance of all or substantially all of the assets of Canopy Growth Corporation to any other body corporate, trust, partnership or other entity, but excluding, for greater certainty, any transactions involving Canopy Growth Corporation and one or more of its subsidiaries (a “Canopy Growth Change of Control”) during the period between the entering into the Arrangement Agreement and the earlier of the closing of such acquisition or the termination of the Arrangement Agreement in accordance with its terms, holders of Fixed Shares, Floating Shares, Fixed Multiple Shares and High Street Units (collectively, the “Acreage Holders”) will not be entitled to vote or exercise any dissent rights in connection with such proposed acquisition, however, all such Acreage Holders will be bound by the terms of any such acquisition if approved. Accordingly, in the event of the exercise or deemed exercise of the “Canopy Growth Call Option” (which allows Canopy Growth Corporation to acquire all issued and outstanding shares of the Company) following a successful Canopy Growth Change of Control, it is anticipated that Acreage Holders would receive securities of the entity resulting from such Canopy Growth Change of Control.